Exhibit 99.2

April 26, 2017

Flexion Therapeutics Announces Pricing of $175 Million 3.375% Convertible Senior Notes due 2024

BURLINGTON, Mass., April 26, 2017 (GLOBE NEWSWIRE) — Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced the pricing of $175.0 million aggregate principal amount of 3.375% convertible senior notes due 2024 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The size of the offering was increased by $50 million from the previously announced offering size of $125 million. In connection with the offering, Flexion has granted the initial purchasers of the Notes a 30-day option to purchase up to an additional $26.25 million aggregate principal amount of the Notes, solely to cover over-allotments, if any. The sale of the Notes is expected to close on May 2, 2017, subject to customary closing conditions.

Flexion estimates that the net proceeds from the Notes offering will be approximately $169.5 million, or $195.0 million if the initial purchasers exercise their option to purchase additional Notes in full, after deducting the initial purchasers’ discount and estimated offering expenses. Flexion intends to use the net proceeds from the Notes offering for the commercialization and manufacture of ZilrettaTM (also known as FX006), if approved, product pipeline development, as well as working capital and general corporate purposes. Flexion may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses, technologies, products or assets.

The Notes will be general unsecured obligations of Flexion, and interest of 3.375% per year will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2017. The Notes will mature on May 1, 2024, unless earlier redeemed, repurchased or converted in accordance with their terms. The initial conversion rate will be 37.3413 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $26.78 per share of common stock). The initial conversion price represents a premium of approximately 30% to the $20.60 per share closing price of Flexion’s common stock on The NASDAQ Global Market on April 26, 2017.

Prior to the close of business on the business day immediately preceding February 1, 2024, the Notes will be convertible at the option of holders only upon the satisfaction of certain conditions. Thereafter, the Notes will be convertible at the option of the holders at any time until the close of business on the business day immediately preceding maturity on May 1, 2024. The Notes will be convertible into cash, shares of Flexion’s common stock, or a combination thereof, at Flexion’s election.

Flexion may redeem, for cash, all or any portion of the Notes, at its option, on or after May 6, 2020 if the last reported sale price of Flexion’s common stock has been at least 130% of the conversion price for at least 20 trading days during any 30 consecutive day trading period, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest. If Flexion undergoes a “fundamental change”, holders of the Notes may require Flexion to repurchase for cash all or any portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest.

The Notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor any shares of Flexion’s common stock issuable upon conversion of the Notes have been or will be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the Notes were made only pursuant to Rule 144A under the Securities Act, including by means of a confidential offering memorandum.

About Flexion Therapeutics

Flexion is a specialty pharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis (“OA”). Flexion’s lead product candidate, Zilretta, is being investigated for its potential to provide improved analgesic therapy for the millions of U.S. patients who receive intra-articular injections for knee OA annually.

Forward-Looking Statements

This press release contains “forward-looking” statements, including all statements related to the expected closing of the Notes offering and the expected amount and use of net proceeds from the Notes offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “intends,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Flexion’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include risks and uncertainties associated with market conditions, the satisfaction of closing conditions related to the Notes offering, and risks related to the application of the net proceeds, if any, from the Notes offering. There can be no assurance that Flexion will be able to complete the Notes offering on the anticipated date, or at all. Flexion may continue to need additional funding and may be unable to raise capital when needed, which could force Flexion to delay, reduce or eliminate its product development programs and/or commercialization efforts. These and other risk factors related to Flexion and its business are discussed under the heading “Risk Factors” in Flexion’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2017. These forward-looking statements are based upon Flexion’s current expectations. Flexion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Flexion’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based, other than as may be required under applicable law.

Corporate Contact:

Scott Young

Sr. Director, Corporate Communications & Investor Relations

Flexion Therapeutics, Inc.

T: 781-305-7194

syoung@flexiontherapeutics.com

Media Contact:

Danielle Lewis

Lazar Partners

T: 212-867-1768

flexionpr@lazarpartners.com

Investor Contact:

David Carey

Lazar Partners

T: 212-867-1768

dcarey@lazarpartners.com